PARTICIPATION AGREEMENT

This Participation Agreement (this "Agreement"), is entered into effective as of April 16, 1997, by and between FX Energy, Inc., a Nevada corporation ("FXEN"), and APACHE Overseas, Inc., a Delaware corporation ("APACHE").

                                    RECITALS

A.FXEN, through one or more subsidiaries, is the holder of certain rights to explore for and exploit natural gas and oil (the "Hydrocarbon Rights") in certain lands in eastern Poland in the vicinity of the city of Lublin pursuant to several Mining Usufruct Agreements.

B.APACHE wishes to acquire an undivided beneficial interests in the Hydrocarbon
  Rights and FXEN is willing to transfer such interests to APACHE and to grant operational control of the Hydrocarbon Rights to APACHE, all on the terms and conditions set forth herein. APACHE and FXEN intend to accomplish this by arranging for one or more Polish commercial partnerships, each comprised of one Polish limited liability company wholly owned by APACHE and one wholly owned by FXEN, to hold the Usufructs. However, APACHE and FXEN acknowledge that they may need to utilize some other method, or other entities, in light of applicable circumstances and regulatory and tax considerations.

C.The parties have agreed to cooperate fully with each other in order to accomplish their common primary goals to share the Hydrocarbon Rights and to expedite the exploration and exploitation thereof under the operational control of APACHE. If and to the extent the applicable law and regulatory structure permit from time to time, and so long as the same can be accomplished without adverse tax or other consequences, the parties will work together to transfer ownership of the Hydrocarbon Rights into separate and several ownership.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows.


DEFINITIONS

"Interest Transfer Documents" shall have the meaning given in Article 1.4.

"Participation Interest(s) shall have the meaning described in Article 1.5.

 "Hydrocarbon Concession Block(s)" refers to one or more of the 480 numbered rectangular areas, each encompassing approximately 1,000 square kilometers, which in the aggregate comprise a grid promulgated by the Bureau of Geological Concessions for the purpose of identifying hydrocarbon concession areas.

"First Phase Required Well(s)" shall have the meaning given in Article 2.3.

"First 3-Year Exploration Phase" shall have the meaning given in the applicable Usufruct.

"AMB Usufruct Area" refers to lands covered by the AMB Usufruct in one or more of the following eight Hydrocarbon Concession Blocks: no. 319, 320, 339, 340, 359, 360, 379, 380.

"AMB Usufruct" means that certain Mining Usufruct Agreement dated July 18, 1997, between AMB Production Company Sp. z o.o. and Company, Commercial Partnership, and the State Treasury of the Republic of Poland, represented by the Minister of Environmental Protection, Natural Resources and Forestry in his capacity as Concession Authority covering Hydrocarbon Rights in all or designated portions of those lands comprising the AMB Usufruct Area.

 "AMB&Gasex Usufruct Area" refers to lands covered by the AMB&Gasex Usufruct in one or more of the following seven Hydrocarbon Concession Blocks: no. 257, 258, 277, 278, 297, 317, 318.

"AMB&Gasex Usufruct" means that certain Mining Usufruct Agreement dated July 18, 1997, between AMB Production Company Sp. z o.o. and Gasex Production Company Sp. z o.o., Commercial Partnership, and the State Treasury of the Republic of Poland, represented by the Minister of Environmental Protection, Natural Resources and Forestry in his capacity as Concession Authority covering Hydrocarbon Rights in all or designated portions of those lands comprising the AMB&Gasex Usufruct Area.

 "Gasex Usufruct Area" refers to lands covered by the Gasex Usufruct in Hydrocarbon Concession Block no. 298.

"Gasex Usufruct" means that certain Mining Usufruct Agreement dated July 18, 1997, between Gasex Production Company Sp. z o.o. and Company, Commercial Partnership, and the State Treasury of the Republic of Poland, represented by the Minister of Environmental Protection, Natural Resources and Forestry in his capacity as Concession Authority covering Hydrocarbon Rights in all or designated portions of those lands comprising the Gasex Usufruct Area.

 "Lubex Usufruct Area" refers to lands covered by the Lubex Usufruct in one or more of the following eight Hydrocarbon Concession Blocks: no. 255, 275, 295, 296, 316, 336, 337, and 338.

"Lubex Usufruct" means that certain Mining Usufruct Agreement dated December 22, 1996, between Lubex Petroleum Company Sp. z o.o. and the State Treasury of the Republic of Poland, represented by the Minister of Environmental Protection, Natural Resources and Forestry in his capacity as Concession Authority covering Hydrocarbon Rights in all or designated portions of those lands comprising the Lubex Usufruct Area.

"FX Usufruct Area" refers to the AMB Usufruct Area, the AMB&Gasex Usufruct Area, the Gasex Usufruct Area, and the Lubex Usufruct Area.

"FX Usufruct(s)" refers to one or more of the following: the AMB Usufruct, the AMB&Gasex Usufruct, the Gasex Usufruct and the Lubex Usufruct.

ARTICLE 1.     MANNER OF OWNERSHIP AND TRANSFER OF INTERESTS

1.1 The parties acknowledge that this Agreement is intended to describe the principal financial, business and operational terms and conditions of their association in connection with the Hydrocarbon Rights.

1.2 The parties agree to cooperate fully with each other in selecting a structure which, in their best judgment, will best implement the terms contained herein while minimizing the tax costs, administrative overhead and operational complexity of their association. If and to the extent possible, either at the outset or from time to time during their association, the parties will use their commercially reasonable best efforts to utilize a structure which most closely resembles the usual oil industry method of operating under a joint operating agreement with several rather than joint ownership of the Hydrocarbon Rights. As of the date of this Agreement, the parties intend to arrange for one or more Polish commercial partnerships, each comprised of one Polish limited liability company owned (through one or more subsidiaries) by APACHE and one Polish limited liability company owned (through one or more subsidiaries) by FXEN, to hold the Usufructs.

1.3 The operating documents described in Article 3 are expected to govern the actions, rights and obligations of the parties. However, for the reasons set forth above in this Article 1, the parties may elect or be required to use alternative documents, methods or structures. For example, an obligation to "pay" might ultimately be changed into an obligation to make an unsecured loan repayable only out of production revenue. Similarly, the names used herein, "APACHE", "FXEN" and "POGC", shall be deemed to mean the entities defined above and/or other entities used or created to serve in their stead to implement the purposes of this Agreement.

1.4 Subject to the foregoing, each party shall (or shall cause the its applicable affiliate to) execute such documents and instruments (the "Interest Transfer Documents") as may be necessary or appropriate in order that APACHE and FXEN each initially shall own, directly or indirectly through one or more affiliates, by creation of a partnership, by assignment of interest in the Usufruct, or by any other reasonable method, a 50%
     beneficial interest in each of the FX Usufructs.   APACHE's full and timely
     performance of the obligations set forth in Article 2 below shall be a condition subsequent to its ownership of its beneficial interest in the FX Usufructs.

1.5 FXEN and APACHE acknowledge that POGC has or will have an option to acquire or earn a beneficial interest in the FX Usufructs. Such option shall be
     subject to a mutually acceptable agreement.   To the extent POGC exercises
     such option, the interest acquired or earned by POGC shall reduce the interests of both FXEN and APACHE in equal proportions, except with respect to the Lubex Usufruct, where only the interest of FXEN shall be reduced thereby. The beneficial interest of FXEN, APACHE or POGC at any given time in each FX Usufruct is referred to herein as such party's "Participation Interest".

1.6 FXEN will promptly cause 100% of the shares of Lubex Petroleum Company Sp. z o.o. ("Lubex") to be transferred to APACHE or its designated affiliate. FXEN will promply cause each of the three partnerships which currently own a Usufruct in the FXEN Usufruct area to transfer to Apache's chosen affiliate a 50% interest in such partnership and in the underlying Usufruct.

ARTICLE 2.     PARTICIPATION OBLIGATIONS

2.1 Within fifteen (15) days of execution of this Agreement APACHE will pay to FXEN a one-time fee of $450,000 (less the $150,000 already paid).

2.2 APACHE will pay all amounts referred to in each of the FX Usufructs that are required to maintain such Usufruct in full force and effect during the First Three-year Exploration Period, consisting of the one-time mining usufruct fee, the concession fees, and the annual training fees.

2.3 APACHE hereby commits to drill, test, and complete or abandon, and will pay all of the APACHE and FXEN Participation Interest share of all costs of drilling, testing, and completing or abandoning each of the six wells required under the FX Usufructs during the applicable First 3-Year Exploration Phase plus a seventh well in a Lubex Usufruct Area (such seven wells are referred to herein as the "First Phase Required Wells"). Each of the First Phase Required Wells shall be an exploratory well and not an appraisal or development well, and shall be drilled to a depth sufficient to test Carboniferous or Devonian or deeper formations, estimated at a depth of 2,000 to 3,000 meters. APACHE will have the ultimate decision in selecting the drilling location of each First Phase Required Well. Apache shall spud at least two of the First Phase Required Wells before July 1, 1998, at least two more before December 31, 1998, and the remaining three before July 1, 1999.

2.4 APACHE will pay all of the APACHE and FXEN Participation Interest share of all costs in connection with the acquisition and processing of: (a) not less than the minimum amount of seismic required under each of the FX Usufructs, and (b) all seismic acquired or processed in each individual FX Usufruct Area until such time as the last of the First Phase Required Wells applicable to such individual FX Usufruct has been drilled and completed or
     abandoned.   Notwithstanding the foregoing, FXEN will share the cost of a portion of the initial seismic program pertaining to the Lubex Usufruct as described in Exhibit B to the Geophysical Contract between Lubex and Geofizyka Krakow dated May 15, 1997 as follows:

       a. APACHE shall be solely responsible for all of the cost of such seismic as is accepted by the Bureau of Geological Concessions in satisfaction of the earning requirements under FX Usufructs other than the Lubex Usufruct;

       b. APACHE shall be solely responsible for all of the cost of the remainder of the seismic pertaining to the Lubex blocks up to a maximum of 500 km within the Lubex blocks.

       c.   FXEN shall reimburse 50% of the cost of any remainder.

2.5 APACHE will pay all of the APACHE and FXEN Participation Interest share of all costs of every kind connected with the ownership, administration and operation of each individual FX Usufruct until such time as the last of the First Phase Required Wells applicable to such individual FX Usufruct has been drilled and completed or abandoned. After the last of the wells required to be drilled according to the terms of a particular Usufruct(in the Lubex Usufruct two wells shall be required) has been drilled and completed or abandoned in that Usufruct, FXEN shall pay its participation share of all costs relating to that Usufruct of ownership, administration and operation including drilling and seismic but excluding costs to be paid by Apache pursuant to Article 2.2 during the First Three-Year Exploration Period. To the extent APACHE authorizes or requests FXEN personnel to assist APACHE in initiating relations and operational interactions in Poland pursuant to an agreed budget, the cost will be borne by the joint account.

2.6 To the extent POGC pays for any of the items described in Article 2.2 through 2.5 above, APACHE's costs will be reduced by an equal amount. In the event POGC acquires an interest in the Lubex Usufruct and thereby reduces the Participation Interest of FXEN (and not APACHE) therein, APACHE will compensate FXEN for such disproportionately reduced interest at the rate of $40,000 for each 1% interest taken by POGC, payable within 20 days of POGC's option exercise. In the event FXEN and APACHE elect to carry POGC's interest in a well in order to earn into POGC's Ciecierzyn exploitation area, whether or not such carried well is the First Phase Required Well in the Gasex Usufruct Area, the cost of such carried interest shall be borne equally by APACHE and FXEN.

2.7 APACHE shall pay the amount due under paragraph 2.1 above by wire transfer to the account of FXEN at Bank One Texas, NA, in Houston, Texas. APACHE shall pay the amounts required under paragraphs 2.2 through 2.5 in an appropriate and timely manner.

2.8 If permission to acquire seismic is not granted within 30 days after a properly completed application is submitted, or if permission to drill a First Phase Required Well is not granted within 60 days after a properly completed application is submitted, then the requirement herein to spud the applicable First Phase Required Well shall be extended for a number of days equal to such excess delay. If impenetrable strata or other cause prevents drilling to required depth, a substitute well may be drilled by an appropriately extended deadline. If any other event or circumstance beyond the control of APACHE should cause a delay, then the time for performance shall be appropriately extended.


ARTICLE 3.  CONDUCT AND CONTROL OF OPERATIONS

3.1 The parties intend for APACHE to have ultimate responsibility for the conduct and control of operations. The parties also anticipate that one or more Polish commercial partnerships comprised of Lubex and one or more other Polish limited liability companies to be designated will be the sole owner of the FX Usufructs, and that FXEN and APACHE will hold their respective interests via direct or indirect equity ownership in Lubex and such other limited liability company. Accordingly, the parties will promptly prepare Partnership Agreements, Joint Operating Agreements and Accounting Procedures (collectively with this Agreement, the "Operating Documents"). In the event the anticipated structure or parties are changed, the Operating Documents shall be changed accordingly.

3.2 The Operating Documents shall be deemed to apply to all operations carried out hereunder, including the First Phase Required Wells and the seismic acquisition referred to in Article 2. FXEN and APACHE shall comply with the requirements of the Operating Documents in the conduct of such operations, except as specifically superseded by the terms of this Agreement. FXEN and APACHE shall cooperate fully so as to enable APACHE's personnel to manage the conduct and control of operations.

3.3 The Operating Documents shall contain provisions that are considered usual or standard in the industry in operations of this kind; provided, that the following specific substantive provisions (or functional equivalent) shall be contained in the Operating Documents:

       (a) Neither APACHE nor FXEN will charge the joint account for home office general or administrative expenses, nor will they or the operator charge the joint account a "drilling well rate" "producing well rate" or "construction rate" or similar charge in lieu of overhead, but each may charge the joint account for technical personnel while engaged in operations; general or administrative expenses incurred in Poland shall be charged to the joint account.

       (b) The parties agree to cooperate in sharing information and finding the best methods to market production of oil or gas.

       (c) Each party to the Operating Documents, in proportion to its interest therein, shall have the right (but not the obligation) to participate on a "ground floor" basis in the construction, operation, and ownership of any gathering line or processing facility proposed by any other party thereto to be used in connection with production from lands subject to the Operating Documents.

       (d) FXEN and APACHE shall have the right of access at all reasonable times and at their respective sole risk and expense to the seismic and other operations and to the location of the First Phase Required Wells and/or the drilling operations provided they give reasonable notice of the date such access is required and identify the representatives to whom such access is to be granted.

       (e) The Operating Documents shall provide for prior AFE approval of all operations or construction anticipated to cost more than $200,000 and shall provide for prepayment or "cash calls" at the request of the operator.

       (f) The Operating Documents shall not contain a "challenge of operator" provision, but shall provide for change, replacement or resignation of operator (or of the party in control of the operator) only in the usual circumstances (eg. bankruptcy, failure to comply with Usufruct terms, reduction of interest below 15%, etc.).

       (g) The "sole risk" or "non-consent" penalty contained in the Operating Documents shall provide a 400% penalty in connection with development wells and a complete loss of interest in the productive reservoir in connection with non-development wells. In any FX Usufruct Area Block not drilled during the First 3-year Exploration Period, the non-consent penalty for the first well drilled in such Exploration Block during the Second 3-year Exploration Period shall be complete loss of interest in the Exploration Block in question, unless each party elects to drill its own sole risk well. There shall be a limit of four sole risk development wells per year and two sole risk non-development wells per year during the first three years, and double those numbers in the second three years.

       (h) The Operating Documents shall provide that an operating committee comprised of representatives of each participating party shall meet from time to time and shall prepare an annual budget and schedule of operations. Decisions shall be by majority interest and "deadlocks" shall be "resolved" by sole risk or non-consent provisions.

       (i) The Operating Documents shall provide that Polish contractors shall be utilized preferentially if they are reasonably competitive in terms of cost, availability, quality of work and speed of operation.

       (j) The Operating Documents shall not contain a preferential right to purchase provision, but shall provide for 60 days' prior notice to afford an opportunity to make a competitive offer.

       (k) The Operating Documents shall provide that, with respect to any payments required to be made to any agency of the government of the Republic of Poland or to the Polish Oil and Gas Company ("POGC"), if evidence of payment has not been received by FXEN seven days prior to the due date then FXEN shall have the right, but not the obligation, to make such payment and to receive reimbursement (plus interest at the Accounting Procedure rate) from the operator or other responsible party.


ARTICLE 4.  AREA OF MUTUAL INTEREST

4.1 FXEN and Apache hereby establish an area of mutual interest ("AMI") consisting of the "Carpathian Study Area" which FXEN has under discussion with the relevant Government authorities. The AMI shall expire two years after the effective date of this Agreement unless extended by mutual agreement.

4.2 FXEN shall unless otherwise agreed have primary responsibility to apply for acreage within the AMI, for the benefit of the parties to the extent set out below in this Article 4. Apache agrees that it will not directly or indirectly acquire or seek to acquire any Hydrocarbon Rights within the AMI unless FXEN shall have indicated in writing in response to a notice from Apache under Article 4.3 below that FXEN does not wish to participate in a given application. In such event, Apache shall be at liberty to apply for the acreage in question without further notice to FXEN, and FXEN shall not compete with Apache's application.

4.3 If Apache considers that application should be made for a given parcel of acreage within the AMI it shall so inform FXEN in writing, and FXEN shall respond in writing within 20 days after receipt of Apache's notice indicating whether or not it wishes to participate in the application. If FXEN wishes to so participate or if FXEN considers on its own motion that certain acreage within the AMI should be applied for, FXEN shall promptly apply for the acreage in question on such terms as it thinks fit.

4.4 After acquiring acreage within the AMI pursuant to Article 4.3 above, FXEN shall within 20 days after execution of a Usufruct agreement for a given parcel of acreage offer the same to Apache for the latter's participation on terms which shall be considered appropriate by FXEN.

4.5  Apache shall have 20 days after receipt of FXEN's notice referred to in
     Article 4.4 to respond in writing indicating whether it wishes to acquire the offered interest. If within the said period of 20 days Apache shall not have made a written election to participate on the offered terms, FXEN shall be at liberty to offer participation to other parties, but only on terms no more favorable than those offered to Apache. If FXEN chooses to offer or accept more favorable terms to or from other parties, it shall first offer such more favorable terms to Apache for response within a further period of 20 days as set out above.

4.6 This Article 4 shall apply only to the initial application for and obtaining of Hydrocarbon Rights by the parties, directly or indirectly, from the government of the Republic of Poland or POGC, or any affiliate, division or unit of either of them. This Article 4 shall not apply to any:

       (a) interests which either party may offer or transfer more than two years after the initial acquisition thereof; or

       (b) interests which either party may offer or transfer at any time to POGC or to any affiliate, division or unit of POGC.


ARTICLE 5. PROTECTION ACREAGE

FXEN and APACHE hereby establish an area of mutual interest ("Halo") consisting of all lands surrounded by the FX Usufruct Area and all lands within 5 kilometers of the exterior boundaries of the FX Usufruct Area. The Halo shall expire two years after the effective date of this Agreement unless extended by mutual agreement. After acquiring acreage within the Halo, the acquiring party shall within 20 days after execution of a Usufruct or other agreement for a given parcel of acreage offer the same to non-acquiring party for the latter's participation on a "ground floor" 50%/50% basis. FXEN and Apache shall consider asking or not asking POGC to join as they shall mutually agree.

ARTICLE 6. INFORMATION AND CONFIDENTIALITY

6.1 All information and data (geophysical, geological, engineering, production marketing or otherwise) acquired or developed by the parties under this Agreement in connection with joint operations hereunder shall be kept confidential by the parties unless the release of such information to a third party is agreed upon by the parties or until such information or data otherwise becomes public information other than through breach by any of the parties of the provisions of this Article. Such confidential data and information shall not be traded, sold, exchanged or disclosed to others except:

     (a) to an affiliate for its use only, subject to the disclosing party being responsible for such affiliate maintaining the confidentiality of the data and information so disclosed, or

     (b) as required by law or by any stock exchange on which the shares of a party or an affiliate of a party are listed, or

     (c)  to a bona fide prospective purchaser or assignee, or

     (d) to outside professional consultants of a party, provided that such party shall promptly inform the other parties of the names of such professional consultants, or

     (e) to contractors by the operator if disclosure is necessary in connection with the conduct of joint operations, or

     (f) to financial institutions and investment banks and their consultants where and to the extent such disclosure is necessary in connection with financing arrangements.

     Disclosures pursuant to (c), (d), (e) and (f), above, shall be made only under written agreement of the party to whom disclosure is made not to disclose for the period specified in Article 6.2 except as required by law. The foregoing obligations shall remain binding on a party and its affiliates after it ceases to be a party hereto.

6.2 The term during which information and data is to be kept secret and confidential shall coincide with the term of this Agreement or for a period of three years from the effective date of this Agreement, whichever is later. For purposes of this Article 6 the term "party" shall include an affiliate of a party.

6.3 The parties hereto agree to strictly observe and abide by the terms and conditions governing data received by any of them from the government of the Republic of Poland or from POGC or from any affiliate, division or unit thereof.

ARTICLE 7.  FURTHER ASSURANCE

The parties agree to execute and deliver to each other all such additional documents and instruments and do all such further acts and things as may be reasonably requested by any party to effectively carry out the intent of this Agreement.

ARTICLE 8.  ASSIGNMENT

8.1 Each of the parties may assign or transfer the whole or any part of its interest in accordance with the terms of the Usufruct Agreement and the Operating Documents provided that any assignee or transferee is a financially responsible party and shall as a condition to such assignment agree in writing to become a party to the Operating Documents and fulfill the obligations of the assignor under this Agreement to the extent that they are not fulfilled by assignor.

8.2 Neither party hereto shall sell or transfer its interest herein (other than to a close affiliate or POGC) without first giving the other party hereto 60 days' prior notice of proposed sale in order to afford an opportunity to make a competitive offer. No sale or other transfer (other than to a close affiliate) shall convey a right to control operations or a right to benefit from the terms referred to in Article 3.3(a).

8.3 The provisions of this Agreement shall inure to the benefit of and be binding on the successors and permitted assignees of the parties.

ARTICLE 9.  AMENDMENT: PRIOR AGREEMENTS

This Agreement may only be altered, varied or amended by written instrument executed by all the parties. This agreement supercedes all prior agreements between FXEN and Apache.

ARTICLE 10.  RELATIONSHIP

10.1 The parties intend to create a Polish commercial partnership to carry out the activities contemplated herein, but nothing in this Agreement shall be construed as creating any other partnership of any kind, or association, or trust, or as imposing upon any party any duty, obligation or liability of a partnership nature and each party shall be individually and severally responsible hereunder only for its obligations as set out in this Agreement.

10.2 Those parties subject to the taxing jurisdiction of the United States of America agree to elect, under Section 761 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), to be excluded from all of the provisions of Subchapter K of Chapter 1, Subtitle A of the Code.

10.3 Notwithstanding anything to the contrary contained in this Agreement, a party not subject to the income tax laws of the United States of America shall not be required to do or execute anything which might subject it or its income to any United States of America tax and nothing contained in this Agreement shall constitute or shall be construed as constituting a submission by any party to the taxation jurisdiction of the United State of America.

ARTICLE 11.  NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (confirmed by telefax/facsimile) or telefax/facsimile to, the relevant address set out below or such other addresses as any party wishing to change its address may notify to the other party from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand), the first working day next following the day of sending (if sent by facsimile) and the first working day next following the day of receipt (if sent by post).

     Andy Pierce, COO                    Floyd R. Price, President
     FX Energy, Inc.                     APACHE Overseas, Inc.
     3006 Highland Drive, Suite 206      2000 Post Oak Boulevard
     Salt Lake City, UT  84106           Houston, TX 77056-4400
     Telephone:   1-801-486-5555         Telephone:    1-713-296-6000
     Fax:         1-801-486-5575         Fax:          1-713-296-6450

ARTICLE 12.  TERMINATION

In the event of termination of this Agreement for any reason, such termination shall be without prejudice to any rights, liabilities and obligations accrued or outstanding at the date of termination or otherwise arising in respect of operations carried out prior to such termination.

ARTICLE 13.  GOVERNING LAW/ARBITRATION

13.1 The laws of Texas shall govern the validity, construction, interpretation, and effect of this Agreement, excluding any choice of law rules which would otherwise require the application of laws of any other jurisdiction.

13.2 Any dispute arising in connection with this Agreement shall be exclusively and finally settled by arbitration in Houston in accordance with the Rules of the American Arbitration Association, which shall be the appointing authority in case of need.

The arbitration panel shall render its decisions in writing, and such written decisions and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding, and confirmation and enforcement of the awards so rendered may be obtained and entered in any court having jurisdiction thereof.

ARTICLE 14.  REPRESENTATIONS AND WARRANTIES

FXEN represents and warrants that:

14.1 Lubex is validly incorporated, in good standing and not delinquent in any material respect in its compliance with Polish tax and other laws applicable to the conduct of its business; Lubex is properly qualified in Poland to conduct the oil and gas exploration business in Poland.

14.2 The FX Usufructs are in full force and effect, are owned solely by subsidiaries of FXEN free of any liens, claims or encumbrances and FXEN and its subsidiaries to date have complied with all applicable terms and conditions.

14.3 An application has been properly made, in Lubex' name, for Concessions covering the entirety of the area covered by the Lubex Usufruct.

14.4 FXEN owns all the issued and outstanding shares of Lubex and there are no agreements or commitments to issue more shares, and no pledges or liens affecting Lubex or any or its assets, except funds advanced by FXEN.
In WITNESS whereof the parties have caused this Agreement to be executed by their duly authorized representatives the day month and year first above written.

Signed this 6th day of August, 1997     Signed this 6th day of August, 1997
FX Energy, Inc.                         APACHE Overseas, Inc.



By: /s/ Andrew W. Pierce, President     By: /s/ Floyd R. Price





The undersigned Lubex Petroleum Company Sp. z o.o. does hereby ratify and give its consent to the foregoing.

Lubex Petroleum Company Sp. z o.o.



By: /s/ Andrew W. Pierce